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                                                               EXHIBIT EX-11

              STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                         TRANSAMERICA CORPORATION


                                                Year ended December 31
                                             1994          1993      1992
                                                (Amounts in thousands,
                                                except per share data)
Primary

Average shares outstanding .............     72,592        78,495    78,050
Net effect of dilutive stock options--
  based on the treasury stock method
  using average market price ...........      1,246*        1,788*    1,721*
                                             ______        ______    ______
                            TOTAL ......     73,838        80,283    79,771
                                             ======        ======    ======

Net income .............................   $427,227      $377,413  $243,201
Preferred dividends ....................    (31,622)(1)   (23,629)  (21,949)
                                           ________      ________   _______
Net income to common ...................   $395,605      $353,784  $221,252
                                           ========      ========   =======

Per share amount .......................      $5.45         $4.51     $2.83
                                              =====         =====     =====

Fully Diluted

Average shares outstanding .............     72,592        78,495    78,050
Net effect of dilutive stock options--
  based on the treasury stock method
  using the year-end market price, if
  higher than average market price .....      1,246*        2,000*    2,176*
                                             ______       _______    ______
                            TOTAL ......     73,838        80,495    80,226
                                             ======       =======    ======

Net income .............................   $427,227      $377,413  $243,201
Preferred dividends ....................    (31,622)(1)   (23,629)  (21,949)
                                           ________      ________   _______
Net income to common ...................   $395,605      $353,784  $221,252
                                           ========      ========   =======

Per share amount .......................      $5.45         $4.51     $2.83
                                              =====         =====     =====


*Not included in per share calculation because effect is less than 3%.
(1) Includes expenses of $6,743 associated with redemption of Series D preferred stock.